Exhibit 99.3
PICO HOLDINGS, INC.
COMPENSATION COMMITTEE
CHARTER
Status
     The Compensation Committee is a committee of the Board of Directors.
Membership
     The Compensation Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with the Nasdaq listing standards.
Purpose
     The purposes of the Compensation Committee are (i) to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s CEO, COO and other executive officers; (ii) to periodically review Board and Committee compensation and fees; and (iii) to produce an annual report on executive officer compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.
Duties and Responsibilities
     The Compensation Committee is directly responsible for establishing base salary, annual, and long-term performance goals and objectives for our elected officers. This responsibility includes:
(i)	evaluating the performance of the CEO, COO and other elected officers in light of the approved performance goals and objectives;

(ii)	setting the compensation of the CEO, COO and other elected officers based upon the evaluation of the performance of the CEO, COO and the other elected officers, respectively;

(iii)	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and

(iv)	making recommendations to the Board of Directors with respect to Board and Committee compensation and fees.

(v)	conducting an annual evaluation of the Committee’s performance.

(vi)	reviewing and updating as appropriate the Committee’s charter at least annually.

     In addition, the Compensation Committee:
(i)	administers the Company’s 2005 Long-Term Incentive Plan; and

(ii)	grants awards under the 2005 Long-Term Incentive Plan.
     In determining the long-term incentive component of the compensation of the Company’s CEO, COO and other elected officers, the Compensation Committee may consider: (i) the Company’s performance and relative shareholder return; and, (ii) the value of similar incentive awards to chief executive officers and elected officers at comparable companies.
     The Compensation Committee may, in its sole discretion, employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO, COO or other elected officers, or Board and Committee compensation and fees. The Compensation Committee shall have the sole authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.
Meetings
     The Compensation Committee shall meet at such times as it deems necessary to fulfill its responsibilities.